Exhibit 5.1

THE LAW OFFICES OF
THOMAS C. COOK, LTD.
ATTORNEY AND COUNSELOR AT LAW
1980 FESTIVAL PLAZA DRIVE, SUITE 530
LAS VEGAS, NEVADA 89135
(702) 524-9151
tccesq@aol.com

November 3, 2016

To: Board of Directors, Bare Metal Standard, Inc.

Re: Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel for Bare Metal Standard, Inc., an Idaho corporation (the "Company") in connection with the registration of 6,000,000 units, each unit consisting of one share of common stock, $0.001 par value, as well as one warrant to purchase one share of common stock, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The company is a corporation duly organized and validly existing under the laws of the State of Idaho.

2. The units, along with the shares contained within the units, the warrants to purchase shares contained within the units, and the common shares underlying the warrants contained within the units, being registered pursuant to the Registration Statement as filed with the U. S. Securities and Exchange Commission, when sold shall be duly authorized, validly issued, fully paid and non-assessable.

3.  The warrants contained within the units being registered pursuant to the Registration Statement as filed with the U.S. Securities and Exchange Commission are binding obligations of the Company under the laws of the State of Idaho.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ Thomas C. Cook, Esq.
Thomas C. Cook, Esq.